Exhibit 10-y

CHIQUITA BRANDS INTERNATIONAL, INC.

2002 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK AWARD AND AGREEMENT

Congratulations! You have been awarded a restricted stock award under [the Long-Term Incentive Program (the “LTIP”) of] the Amended and Restated Chiquita 2002 Stock Option and Incentive Plan (the “Plan”).

GRANT: Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), hereby awards to you (the “Grantee” named below) restricted shares of the Company’s Common Stock, par value $.01 per share (“Shares”), subject to the forfeiture provisions and other terms of this Agreement. The Shares will be issued at no cost to you on the Vesting Date[s] set forth below, provided that you are employed by the Company or any of the Company’s Subsidiaries on the [applicable] Vesting Date. Please read this Agreement carefully and return one copy as requested below. Unless otherwise provided in this Agreement, capitalized terms have the meanings specified in the Plan.

Grantee:	No. of Shares:	Grant Date:	Vesting Date:

VESTING: [All of the Shares will vest (become deliverable) on [date]] or [The Shares will vest (become deliverable) between the Grant Date and [last vesting date] with [% or number of Shares] vesting on [dates]] or, if earlier, upon a Change of Control of the Company (the “Vesting Date”); subject, however, to the forfeiture provisions set forth below. Notwithstanding the foregoing, you may elect, by filing a written election with the Company prior to the date of a Change of Control, to waive all or a portion of your rights to vest in this award by reason of the Change of Control. If your employment terminates because of your death, Disability or Retirement, all the Shares issuable under this award will vest on your termination of employment. On [the] [each] Vesting Date (or promptly thereafter), the Company will deliver to you a certificate representing the Shares which have vested on such date.

NO RIGHTS AS SHAREHOLDER PRIOR TO VESTING: Prior to [this] [any] Vesting Date, you will have no rights as a shareholder of the Company with respect to the Shares to be issued on or after [the] [that] Vesting Date.

FORFEITURE OF SHARES: In the event you cease to be employed by the Company, or by any of the Company’s Subsidiaries for any reason (other than as a result of death, Disability or Retirement) prior to the Vesting Date, then, [subject to the terms of the LTIP,] all unvested Shares subject to this award will be forfeited as of the date of your termination of employment and any rights with respect to such forfeited Shares will immediately cease.

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION: In consideration of your receipt of this award, you agree as follows:

(a) You will hold in a fiduciary capacity for the benefit of the Company all information, knowledge or data relating to the Company or any Subsidiaries and their respective businesses which the Company or any Subsidiaries consider to be proprietary, trade secret or confidential that you obtain or have previously obtained during your employment by the Company or any Subsidiaries and that is not public knowledge (other than as a result of your violation of this provision) (“Confidential Information”). You will not directly or indirectly use any Confidential Information for any purpose not associated with the activities of the Company or any Subsidiaries, or communicate, divulge or disseminate Confidential Information to any person or entity not authorized by the Company or any Subsidiaries to receive it at any time during or after your employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(b) For a period of two years after the termination of your employment with the Company or any Subsidiaries, for any reason, voluntary or involuntary, you will not, without the written consent of the Company, directly or indirectly, engage or hold an interest in any company listed in Exhibit A, or any subsidiary or affiliate of such company (the “Competing Businesses”), or directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a holder of less than five percent (5%) of any class of publicly traded securities of any such Competing Business).

(c) For a period of one year after the termination of your employment with the Company or any Subsidiaries, for any reason, voluntary or involuntary, you will not, without the written consent of the Company, directly or indirectly solicit, entice, persuade or induce any person to leave the employment of the Company or any Subsidiaries (other than persons employed in a clerical, non-professional or non-management position).

(d) You understand and agree that the restrictions set forth above, including, without limitation, the duration, and the business scope of such restrictions, are reasonable and necessary to protect the legal interests of the Company. You further agree that the Company will be entitled to seek injunctive relief in the event of any actual or threatened breach of such restrictions. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted only to the extent necessary to make the remaining provisions of this Agreement enforceable.

TAXES: You must pay all applicable U.S. federal, state, local and foreign taxes resulting from the grant of this award and the issuance of the Shares upon vesting of this award. The Company has the right to withhold all applicable taxes due upon the vesting of this award (by payroll deduction or otherwise) from the proceeds of this award or from future earnings (including salary, bonus or any other payments.) In advance of [the] [each] Vesting Date you may elect to pay the withholding amounts due by surrendering to the Company a number of the Shares otherwise deliverable on the Vesting Date that have a fair market value on the Vesting Date equal to the amount of the payroll withholding taxes due.

CONDITIONS: This award is governed by and subject to the terms and conditions of the Plan [and the LTIP], which contain important provisions of this award and form a part of this Agreement. [A copy] [Copies] of the Plan [and the LTIP] [is] [are] being provided to you, along with a summary of the Plan. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless the provision is not permitted by the Plan, in which case the provision of the Plan will apply. Your rights and obligations under this Agreement are also governed by and are subject to applicable U.S. laws and foreign laws.

AGREEMENT: To acknowledge your agreement to the terms and conditions of this award, please sign and return one copy of this Agreement to the Corporate Secretary’s Office, Attention: Barbara Howland.

CHIQUITA BRANDS INTERNATIONAL, INC.		Complete Grantee Information below:

By:
	Barry Morris, Vice President	Home Address (including country)
Human Resources

By:

Date Agreed To:
U.S. Social Security Number (if applicable)